Exhibit 10.33

Execution Version

SECOND AMENDMENT, dated as of October 15, 2013 (this “Second Amendment”) to the AMENDED AND RESTATED NOTE PURCHASE AGREEMENT, dated as of September 14, 2010 (as heretofore amended, restated, supplemented and otherwise modified, the “Agreement”), between SHARYLAND DISTRIBUTION & TRANSMISSION SERVICES, L.L.C. (the “Company”), a Texas limited liability company and a wholly-owned Subsidiary of Transmission and Distribution Company L.L.C. (“TDC”), and the holders of the notes party thereto (“Holders”). Capitalized terms used but not otherwise defined in this Second Amendment shall have the meanings set forth in the Agreement and the rules of interpretation set forth therein shall apply to this Second Amendment.

W I T N E S S E T H:

WHEREAS, the Company and the Holders are parties to the Agreement;

WHEREAS, the Company has requested that the Holders amend the Agreement, as more fully described herein; and

WHEREAS, each Holder party hereto (such Holders constituting the Required Holders) is willing to agree to such amendment, but only upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments to the Agreement. The Agreement is amended to read in its entirety as set forth on Annex A hereto.

2. Amendments to Schedules. Schedule B of the Agreement is hereby amended and restated in its entirety as Schedule B attached hereto.

3. Amendments to Exhibits. The exhibits attached hereto as Exhibit 2 and Exhibit 3 shall be added as Exhibit 2 and Exhibit 3, respectively, to the Agreement.

4. Conditions to Second Amendment Effective Date. This Second Amendment shall become effective upon the date the Holders shall have received counterparts of this Second Amendment, duly executed and delivered by the Company and the other Holders.

5. Representations and Warranties. In order to induce the Holders to enter into this Second Amendment, the Company hereby represents and warrants as follows:

(i)	The Company has the limited liability power and authority to execute and deliver this Second Amendment and to carry out the terms and provisions of this Second Amendment and the Agreement, as amended hereby, and has taken all necessary limited liability company action to authorize the execution and delivery by the Company of this Second Amendment and the performance under this Second Amendment and the Agreement, as amended hereby. The Company has duly executed and delivered this Second Amendment, and this Second Amendment constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(ii)	The execution and delivery by the Company of this Second Amendment and the performance under this Second Amendment and the Agreement, as amended hereby, do not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or limited partnership or limited liability company agreement, or any other agreement or instrument to which the Company is bound or by which the Company or any of its properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company, which in the case of any of the foregoing clauses (i) through (iii), with respect to Material Project Documents, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(iii)	No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution or delivery by the Company of this Second Amendment or the performance under this Second Amendment and the Agreement, as amended hereby.

(iv)	No Default or Event of Default has occurred and is continuing on the date hereof or after giving effect to the transactions contemplated herein.

6. Continuing Effect of Financing Documents. Except as expressly set forth herein, this Second Amendment shall not constitute an amendment or waiver of any provision of the Agreement and shall not be construed as an amendment, waiver or consent to any further or future action on the part of the Company that would require an amendment, waiver or consent of the Holders. Except as expressly amended hereby, the provisions of the Agreement are and shall remain in full force and effect. This Second Amendment shall be deemed a Financing Document for purposes of the Agreement.

2

7. Fees. In accordance with Section 15.1 of the Agreement, the Company shall have paid the fees, charges and disbursements of the Purchaser’s special counsel in connection with this Second Amendment.

8. Counterparts. This Second Amendment may be executed by one or more of the parties hereto on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page to this Second Amendment by facsimile or electronic transmission shall be as effective as the delivery of a manually executed counterpart of this Second Amendment.

9. Severability. Any provision of this Second Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10. Integration. This Second Amendment and the other Financing Documents represent the agreement of the Company and the Holders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Holder relative to the subject matter hereof not expressly set forth or referred to herein or in the other Financing Documents.

11. GOVERNING LAW. THIS SECOND AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS FIRST AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signatures of Following Page]

3

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed and delivered by their property and duly authorized officers as of the day and year first above written.

SHARYLAND DISTRIBUTION & TRANSMISSION SERVICES, L.L.C.

By	/s/ W. Kirk Baker
	Name:	W. Kirk Baker
	Title:	Senior Vice President

[Signature Page- SDTS Second Amendment]

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Richard Carrell
Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc., as investment manager

	By:	/s/ Richard Carrell
Vice President

[Signature Page- SDTS Second Amendment]

Annex A

Amended and Restated Note Purchase Agreement, as amended by the Second Amendment

SHARYLAND DISTRIBUTION & TRANSMISSION SERVICES, L.L.C.

$53,500,000

7.25% Senior Notes due December 30, 2029

AMENDED AND RESTATED

NOTE PURCHASE AGREEMENT

AS AMENDED BY:

FIRST AMENDMENT DATED AS OF JUNE 9, 2011

AND

SECOND AMENDMENT DATED AS OF OCTOBER 15, 2013

(continued)

(continued)

(continued)

SCHEDULE A	—	INFORMATION RELATING TO PURCHASERS

SCHEDULE B	—	DEFINED TERMS

Schedule 4.12(a)	—	Deeds of Trust

Schedule 5.3	—	Disclosure Materials

Schedule 5.4	—	Ownership of the Company and Subsidiaries; Officers

Schedule 5.5	—	Financial Statements

Schedule 5.7	—	Government Authorizations

Schedule 5.12(a)	—	Required Permits

Schedule 5.12(b)	—	Material Project Documents

Schedule 5.16	—	Indebtedness

Schedule 8.1	—	Principal Amortization Schedule

Schedule 9.2	—	Insurance Requirements

Schedule 10.1	__	Cap Rock Transaction

Schedule 10.16	__	Certain Existing Leases

Exhibit 1	—	Form of 7.25% Senior Secured Note due December 30, 2029

Exhibit 2	—	Form of Subordination Terms

Exhibit 3	—	Form of Subsidiary Guaranty

7.25% Senior Notes due December 30, 2029

September 14, 2010

TO EACH OF THE PURCHASERS LISTED IN

Schedule A Hereto:

Ladies and Gentlemen:

This Amended and Restated Note Purchase Agreement (this “Agreement”), dated as of September 14, 2010, amends and restates the Note Purchase Agreement, dated as of December 31, 2009, (the “2009 SDTS Note Agreement”), among Sharyland Distribution & Transmission Services, L.L.C., a Texas limited liability company (the “Company”), and the financial institutions listed on Schedule A to the 2009 SDTS Note Agreement or who later become a party thereto (each, a “Purchaser” and, collectively, the “Purchasers”).

SECTION 1. AUTHORIZATION OF NOTES.

The Company will authorize the issue and sale of $53,500,000 aggregate principal amount of its 7.25% Senior Notes due December 30, 2029 (the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13). The Notes shall be substantially in the form set out in Exhibit 1. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

SECTION 2. SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

SECTION 3. CLOSING.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Bingham McCutchen, 399 Park Avenue, New York, NY, at 11:00 a.m., New York time, at a closing (the “Closing”) on December 31, 2009 or on such other Business Day thereafter on or prior to December 31, 2009 as may be agreed upon by the Company and the Purchasers. At the Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $1,000,000 as such Purchaser may request) dated the Closing Date and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 4426868026 at Bank of America, 901 Main Street, Dallas, TX 75202 ABA: 026009593. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

SECTION 4. CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to the satisfaction of each Purchaser, prior to or at the Closing, of the following conditions:

Section 4.1 Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

Section 4.2 Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing. The Company shall not have entered into any transaction since December 31, 2008, that would have been prohibited by Sections 10.1, and 10.10 through 10.12 of the 2009 SDTS Note Agreement had such Sections applied since such date.

Section 4.3 Compliance Certificates.

(a) Company’s Closing Certificates. The Company shall have delivered to each Purchaser an officer’s certificate, dated the Closing Date, certifying that (i) the conditions specified in Sections 4.1 and 4.2 have been fulfilled, and (ii) that each of the other conditions precedent to the occurrence of the Closing has been satisfied.

(b) Company’s Authority Certificate. The Company shall have delivered to each Purchaser a certificate of its secretary, dated the Closing Date, certifying as to the resolutions attached thereto and other corporate proceedings by the Company relating to the authorization, execution and delivery of the Notes and this Agreement and the other Transaction Documents to which it is a party.

Section 4.4 Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (i) from Mayer Brown LLP, counsel for the Company and Sharyland, covering such matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request and (ii) from Sutherland, Asbill & Brennan LLP, special counsel for the Company and Sharyland, covering federal and Texas regulatory matters (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers and the Secured Parties), and (iii) from Bingham

SCHEDULE A-2

(To Note Purchase Agreement)

McCutchen LLP, in connection with such transactions, in form and substance satisfactory to the Purchasers and covering such other matters incident to such transactions as the Purchasers may reasonably request.

Section 4.5 Purchase Permitted By Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6 Sale of Other Notes. Contemporaneously with the Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule A.

Section 4.7 Payment of Special Counsel and Other Fees and Expenses. Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing: (a) the fees, charges and disbursements of the Purchasers’ special counsel, Bingham McCutchen LLP and the Purchasers’ Texas counsel to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing and (b) all other fees, including a structuring fee in the amount of $535,000.00 to Prudential (the “Structuring Fee”), and out-of-pocket costs and expenses (including legal fees and expenses and consultant fees and expenses) and other compensation contemplated hereby or by the other Financing Documents, or pursuant to separate letter agreements, payable to the Purchasers.

Section 4.8 Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.

Section 4.9 Changes in Structure. The transactions contemplated by the Contribution Agreement shall have been consummated. The Company shall not have changed its jurisdiction of formation or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5, except that the Company shall have changed its type of organization from a Texas limited partnership to a Texas limited liability company.

Section 4.10 Funding Instructions. At least one Business Day prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

SCHEDULE A-3

(To Note Purchase Agreement)

Section 4.11 Proceedings and Documents. Each Purchaser shall have received the following, each to be (i) dated the Closing Date unless otherwise indicated, and (ii) in form and substance satisfactory to the Purchasers:

(a) The Notes to be purchased by the Purchasers;

(b) (i) This Agreement and each other Financing Document, duly executed, authorized and delivered by each party thereto, (ii) copies of the System Lease, the Contribution Agreement and each of the other Material Project Documents listed on Schedule 5.12(b) to the 2009 SDTS Note Agreement and any amendments or supplements thereto, in each case, duly authorized, executed and delivered by each party thereto, and certified by an authorized officer of the Company as being true, correct and complete and in full force and effect on the Closing Date, and (iii) copies of closing documents delivered in connection with the transactions contemplated by the Contribution Agreement, certified by an authorized officer of Sharyland as being true, correct and complete and in full force and effect, together with such officer’s certification that the transactions contemplated by the Contribution Agreement have been fully consummated;

(c) Copies of the Certificate of Convenience and Necessity and wholesale services tariff of Sharyland as issued by and in effect with the Public Utility Commission of Texas, certified by an authorized officer of Sharyland as being true, complete and accurate and in full force and effect;

(d) The certificates of formation of the Company and each Member, each certified as of a recent date by the Secretary of State of the State of Texas and by such Person’s secretary or other authorized officer;

(e) The organizational documents of each the Company and each Member, certified by such Person’s secretary or other authorized officer;

(f) With respect to each of the Company and Sharyland, an incumbency certificate signed by the secretary and one other officer of such Person, certifying as to the names, titles and true signatures of the officers of such Person authorized to sign this Agreement, the Notes, the other Financing Documents to which such Person is a party and other documents to be delivered hereunder or thereunder;

(g) A certificate of the secretary of the Company and Sharyland attaching resolutions of its management committee or other governing body evidencing approval of the transactions contemplated by this Agreement and the other Financing Documents to which such Person is a party and, with respect to the Company, the issuance of the Notes, and in each case, the execution, delivery and performance thereof, and authorizing certain officers to execute and deliver the same, and certifying that such resolutions were duly and validly adopted and have not since been amended, revoked or rescinded;

(h) Good standing certificates as to each of the Company and each Member from all relevant jurisdictions;

SCHEDULE A-4

(To Note Purchase Agreement)

(i) Evidence of the filing and acceptance of financing statements which name the Company, as debtor, and the Collateral Agent, as secured party, in all applicable offices, together with copies of such financing statements;

(j) A schedule of all Required Permits, together with copies thereof certified by officers of the Company as being true, correct and complete, in full force and effect and not subject to any appeal or further proceeding;

(k) Certified copies of the documents delivered in connection with the consummation of the transactions contemplated by the Contribution Agreement, and evidence of a capital contribution to Sharyland by its Members in the amount of $16,989,337 and the repayment of indebtedness owed to HLH Acquisitions, Inc. by Sharyland in such amount; and

(l) Such additional documents or certificates with respect to such legal matters or limited liability company, general partnership or other proceedings related to the transactions contemplated hereby as may be reasonably requested by the Purchasers.

Section 4.12 Deposit Agreement, Etc. The Obligations shall be secured by a perfected first priority security interest (subject to Permitted Liens) in the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, and the Company will deliver or cause to be delivered to the Purchasers and the Collateral Agent on the Closing Date the following, each of which shall be in full force and effect:

(a) A Deposit Account Control Agreement in the form of Exhibit S-1 to the 2009 SDTS Note Agreement, duly executed by each of the Company, the Collateral Agent and Bank of America N.A. (the “Deposit Agreement”);

(b) A Deed of Trust in the form of Exhibit S-2 to the 2009 SDTS Note Agreement, duly executed by the Company;

(c) A Collateral Agency Agreement in the form of Exhibit S-3 to the 2009 SDTS Note Agreement, duly executed by the Company, the Collateral Agent and the Purchasers; and

(d) Such other documents, instruments and agreements any Purchaser may reasonably request to grant to the Collateral Agent first priority (subject only to Permitted Liens) perfected Liens on the Collateral.

Section 4.13 UCC Searches; and Litigation Searches. The Collateral Agent and the Purchasers shall have received UCC and litigation searches of the Company and each Member, which searches shall (i) confirm that no Liens other than Permitted Liens exist on the Collateral and that such Persons are not subject to any litigation, and (ii) be otherwise in substance satisfactory to the Collateral Agent and the Purchasers.

Section 4.14 Insurance. The Company shall have delivered to the Purchasers evidence of insurance in effect that meets the requirements of Section 9.2, and the Purchasers shall have received an insurance consultant’s report, which shall be addressed to the Purchasers and shall be in form and substance satisfactory to the Purchasers.

SCHEDULE A-5

(To Note Purchase Agreement)

Section 4.15 Financial Statements. The Purchasers shall have received unaudited financial statements of the Company and each Member for the fiscal quarter ended September 30, 2009.

Section 4.16 Consents and Approvals. All Required Permits and all governmental and third party permits and regulatory and other approvals required to be in effect in connection with the issuance of the Notes hereunder have been obtained and are in effect, all applicable waiting periods have expired without any materially adverse action being taken by any applicable authority, and copies of the documentation thereof shall have been delivered to each Purchaser.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser as of the Closing Date that:

Section 5.1 Organization; Power and Authority. Each of the Company and each Member is a limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and is duly qualified and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and each Member has the limited liability company or limited partnership, as applicable, power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform the provisions hereof and thereof.

Section 5.2 Authorization, Etc. This Agreement and the other Transaction Documents have been duly authorized by all necessary limited liability company or limited partnership, as applicable, action on the part of the Company and each Member, and this Agreement and the other Transaction Documents constitute, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company or such Member, as applicable, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3 Disclosure. This Agreement, the other Transaction Documents and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company or a Member, in connection with the transactions contemplated hereby, and the financial statements listed in Schedule 5.5 (this Agreement, and such documents, certificates or other writings and such financial statements delivered to each Purchaser and listed on Schedule 5.3 being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. The projections and pro forma financial information contained in the materials

SCHEDULE A-6

(To Note Purchase Agreement)

referenced above are based upon good faith estimates and assumptions believed by management of the Company and Sharyland to be reasonable at the time made and on the Closing Date, it being recognized by each Purchaser that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. Except as disclosed in the Disclosure Documents, since December 31, 2008, there has been no change in the financial condition, operations, business, properties or prospects of the Company or a Member except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Section 5.4 Organization and Ownership of Interest in the Company. Schedule 5.4 contains a complete and correct list and description of (i) each of the Company’s and each Member’s jurisdiction of its organization and its ownership structure, (ii) the Company’s and each Member’s Subsidiaries, and (iii) the Company’s and each Member’s senior officers. The Company has no Subsidiaries as of the Closing Date except as shown on Schedule 5.4.

Section 5.5 Financial Statements; Material Liabilities. The Company and Sharyland have delivered to each Purchaser copies of the financial statements listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial positions of the Company and Sharyland, each as of the respective dates specified in such Schedule and the results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). Neither the Company nor Sharyland has any material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

Section 5.6 Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company and the Members of this Agreement and the Notes and the other Transaction Documents to which it is a party, do not and will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of such Person under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or limited partnership or limited liability company agreement, or any other agreement or instrument to which such Person is bound or by which such Person or any of its properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Person or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Person.

Section 5.7 Governmental Authorizations, Etc. Except as set forth on Schedule 5.7, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company or either Member of this Agreement or the Notes or any of the other Transaction Documents to which it is a party.

SCHEDULE A-7

(To Note Purchase Agreement)

Section 5.8 Litigation; Observance of Agreements, Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or either Member or any of their property in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) None of the Company or either Member is in default under any term of any Material Project Document listed in Schedule 5.12(b) to the 2009 SDTS Note Agreement or any other agreement or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c) To the knowledge of the Company, after due inquiry, no breach or default under any of the Material Project Documents listed in Schedule 5.12(b) to the 2009 SDTS Note Agreement has occurred and is continuing.

Section 5.9 Taxes. Each of the Company and each Member has filed all tax returns that are required to have been filed in any jurisdiction, and has paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which such Person has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company in respect of Federal, state or other taxes for all fiscal periods are adequate.

Section 5.10 Title to Property; Leases. The Company has good and sufficient title to the System, and the Company and Sharyland have good and sufficient title to their properties that individually or in the aggregate are material to them, free and clear of Liens (other than Permitted Liens). All leases that individually or in the aggregate are material to the Company or Sharyland are valid and subsisting and are in full force and effect in all material respects.

Section 5.11 Insurance. Sharyland has all insurance coverage required by Section 9.2.

Section 5.12 Licenses, Permits, Etc.; Material Project Documents. The Company and Sharyland own or possess all governmental and third party licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that are material to the ownership, leasing, operating and maintenance of the System, including the Certificate of Convenience and Necessity (#30192) issued by the Public Utility Commission of Texas to Sharyland without known conflict with the rights of others. The Material Project Documents listed on Schedule 5.12(b) to the 2009 SDTS Note Agreement constitute and include all material contracts and agreements to which the Company or Sharyland is a party. Each Material Project Document listed in Schedule 5.12(b) to the 2009 SDTS Note Agreement is in full force and effect, and constitutes the legal, valid and binding obligation of each party thereto as of the date hereof.

SCHEDULE A-8

(To Note Purchase Agreement)

Section 5.13 Compliance with ERISA. (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate material.

(b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by an amount in excess of $6,000,000. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meanings specified in section 3 of ERISA.

(c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are material.

(d) The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company is not material to it.

(e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any non-exempt prohibited transaction under section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.13(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

Section 5.14 Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers and not more than five other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

SCHEDULE A-9

(To Note Purchase Agreement)

Section 5.15 Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes to (i) repay outstanding Indebtedness in the amount of $35,174,448.28, (ii) to repay $17,020,929 of inter-company Indebtedness provided by HLH Acquisitions, Inc., and (iii) pay all fees, expenses and costs related to Closing, including legal fees and the Structuring Fee. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in Regulation U.

Section 5.16 Existing Indebtedness; Future Liens. (a) Schedule 5.16 sets forth a complete and correct list of all outstanding Indebtedness of the Company and each Member as of December 31, 2009 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any). Except for the repayment of the “Affiliate Loan” described on Schedule 5.16, since September 30, 2009, there has been no material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or a Member. Neither the Company nor either Member is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any of its Indebtedness and no event or condition exists with respect to any of its Indebtedness that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) The Company has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not otherwise permitted by Section 10.6 of the 2009 SDTS Note Agreement.

(c) The Company is not a party to, nor otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company.

Section 5.17 Foreign Assets Control Regulations, Etc. (a) Neither the sale of the Notes by the Company hereunder nor the use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

SCHEDULE A-10

(To Note Purchase Agreement)

(b) Neither the Company nor either Member: (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person. The Company and each Member is in compliance, in all material respects, with the USA Patriot Act.

(c) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company and the Members.

Section 5.18 Status under Certain Statutes. (a) Neither Member nor the Company is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended.

(b) Neither the Company nor either Member is a “public utility” under the FPA and the regulations of FERC thereunder. The execution, delivery and performance of the Company’s and Sharyland’s obligations under the Transaction Documents requires no authorization of approval by, or notice to, and is not subject to the jurisdiction of, FERC under the FPA.

(c) Sharyland and the holding company system of which it is a part have obtained a waiver of the requirements of 18 C.F.R. 366.21, 366.22 and 366.23 (FERC Docket No. PH06-59-000), but are subject to the FERC regulations relating to regulatory access to books and records. Sharyland and the holding company system of which it is a part have filed a notice of holding company status under FERC Docket no. HC06-1-000 and may be required to submit a revised notice of holding company status and/or a revised request for the waiver described in the preceding sentence as a result of the transactions contemplated in the Transaction Documents or in Schedule 10.2 of the 2009 SDTS Note Agreement. Under FERC’s currently effective regulations, the Company will be deemed not to be a “public-utility company” and as a result neither Member is a “holding company” under PUHCA.

(d) The Company is subject to regulation as an “electric utility” by the Public Utility Commission of Texas. The execution, delivery and performance of the Company’s and Sharyland’s obligations under the Transaction Documents requires no authorization or approval by, or notice to, the Public Utility Commission of Texas or under the Public Utility Regulatory Act of Texas other than those that have been obtained.

(e) Solely by virtue of the execution, delivery and performance of the Transaction Documents, no Purchaser will become subject to any of the provisions of the FPA, PUHCA (based on FERC’s currently effective definitions under PUHCA) or the Public Utility Regulatory Act of Texas, or to regulation under any such statute.

SCHEDULE A-11

(To Note Purchase Agreement)

Section 5.19 Environmental Matters. (a) The Company has no knowledge of any claims nor has it received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or a Member or any of their real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b) The Company has no knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by the Company or either Member or to other assets or its use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c) Neither the Company nor either Member has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

(d) All buildings on all real properties now owned, leased or operated by the Company a Member are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

Section 5.20 Force Majeure Events; Employees. Neither the System nor any of the other assets of the Company or a Member have suffered any Force Majeure Event that is continuing. The Company has no employees.

Section 5.21 Collateral. The Collateral, as described in the Security Documents, constitutes all of the Company’s rights in the System Lease and the System. The security interests in the Collateral granted to the Collateral Agent (for the benefit of the Secured Parties) pursuant to the Financing Documents: (a) constitute as to personal property included in the Collateral and, with respect to subsequently acquired personal property included in the Collateral, will constitute, a perfected security interest and Lien under each applicable Uniform Commercial Code, and (b) are, and, with respect to such subsequently acquired property, will be, as to Collateral perfected under each applicable Uniform Commercial Code, superior and prior to the rights of all third Persons now existing or hereafter arising whether by way of mortgage, lien, security interests, encumbrance, assignment or otherwise, except for Permitted Liens. All action as is necessary has been taken to establish and perfect the Collateral Agent’s rights in and to, and the first lien priority of its Lien on, the Collateral, including any recording, filing, registration, delivery to the Collateral Agent, giving of notice or other similar action. The Security Documents and financing statements relating thereto have been duly filed or recorded in each office and in each jurisdiction where required in order to create and perfect the Lien and security interest described above and the priority thereof.

SCHEDULE A-12

(To Note Purchase Agreement)

SECTION 6. REPRESENTATIONS OF THE PURCHASERS.

Section 6.1 Purchase for Investment. Each Purchaser severally represents that it is an “Accredited Investor” as defined in Rule 501 of Regulation D under the Securities Act. Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s property shall at all times be within such Purchaser’s control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Section 6.2 Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or

SCHEDULE A-13

(To Note Purchase Agreement)

by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 7. INFORMATION.

Section 7.1 Section 7.1. Financial and Business Information. The Company shall deliver, and shall cause Sharyland to deliver, to each Holder of Notes:

(a) Quarterly Statements — within 45 days after the end of each quarterly fiscal period in each calendar year of such Person and its Subsidiaries (excluding the last quarterly fiscal period of each such calendar year), duplicate copies of

(i) balance sheets of such Person and its Subsidiaries on a consolidated basis as at the end of such quarter, and

(ii) profit and loss statements and cash flows statements for such Person and its Subsidiaries on a consolidated basis for such quarter and (in the case of the second and third quarters) for the portion of the calendar year ending with such quarter,

SCHEDULE A-14

(To Note Purchase Agreement)

setting forth in each case in comparative form the figures for the corresponding periods in the previous calendar year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer of such Person as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b) Annual Statements — within 105 days after the end of each calendar year of the Company and Sharyland, duplicate copies of

(i) balance sheets of such Person on a consolidated basis as at the end of such year, and

(ii) statements of income, profit and loss statements and cash flows statements for such Person on a consolidated basis for such year,

setting forth in each case in comparative form the figures for the previous calendar year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by

(A) an opinion thereon of Ernst & Young LLP or another independent public accounting firm of nationally recognized standing selected by the Company (herein, the “Approved Accountant”), which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of the Approved Accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

(B) a certificate of the Approved Accountants stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that the Approved Accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless the Approved Accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit);

(c) Other Reports — promptly upon their becoming available, and to the extent not otherwise required to be delivered pursuant to another provision of this Agreement, one copy of (i) each financial statement and budget and such other reports and notices as a Holder may reasonably request sent by the Company or Sharyland to its members or partners, (ii)

SCHEDULE A-15

(To Note Purchase Agreement)

each report or filing (without exhibits except as expressly requested by such Holder) other than regular and periodic reports and filings made by the Company, Sharyland, New Owner or New Operator to any state or Federal regulatory body;

(d) Notice of Default or Event of Default — promptly, and in any event within 5 Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company or New Owner is taking or proposes to take with respect thereto;

(e) Audit Reports — promptly, and in any event within 5 Business Days after receipt the results of any non-routine audit reports relating to the Company, Sharyland, New Owner or New Operator;

(f) ERISA Matters — promptly, and in any event within 5 Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multi-employer Plan that such action has been taken by the PBGC with respect to such Multi-employer Plan; or

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(g) Notices from Governmental Authority — promptly, and in any event within 5 Business Days of receipt (or knowledge) thereof copies of any notice to the Company,

SCHEDULE A-16

(To Note Purchase Agreement)

any Subsidiary, Sharyland or New Operator from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(h) Other Notices — promptly, and in any event within 5 Business Days of receipt (or knowledge by a Responsible Officer of the Company) thereof:

(i) any press releases and other statements made available generally by any of the Company, any Subsidiary, Sharyland or New Operator to the public concerning developments that are material to the Company, Sharyland or any of their Subsidiaries;

(ii) notice of the occurrence of any condition or event that could reasonably be expected to result in a Material Adverse Effect;

(iii) copies of any notice of a violation or an event of default under any Material Project Document;

(iv) any actual termination or rescission or any written threat of termination or rescission of any Material Project Document, any amendment of or waiver under any Material Project Document;

(v) any material pending or threatened adversarial or contested proceeding of or before a Governmental Authority relating to the System or the System Lease, the Acquired System or the New Lease, or the FERC Assets;

(vi) any termination, suspension or other loss of any Required Permit, other than a termination of a Required Permit in accordance with its terms so long as the permit, if it is a Required Permit, is replaced on a timely basis so as not to interrupt operation of the System, the Acquired System or the FERC Assets;

(vii) any litigation or proceeding taken or threatened in writing against the Company, Sharyland or any of their Subsidiaries, that, if successful, could reasonably be expected to result in a Material Adverse Effect;

(viii) any Force Majeure Event or other claim of force majeure under any Material Project Document; and

(ix) copies of any notices delivered by the lessee under the System Lease or the New Lease;

(i) Annual Operating Budgets — As soon as available and in any event within 30 days after the close of each calendar year of each of Sharyland and the Company, the annual budget of each of Sharyland and the Company.

SCHEDULE A-17

(To Note Purchase Agreement)

(j) Information Required by Rule 144A — upon the request of such Holder (and shall deliver to any qualified institutional buyer designated by such Holder), such financial and other information as such Holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act (for the purpose of this Section 7.1(j), the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act); and

(k) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such Holder of Notes.

Section 7.2 Officer’s Certificate. Each set of financial statements delivered pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth:

(a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 9.9, 10.6 and 10.9 of this Agreement, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b) Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3 Visitation. The Company shall permit, and shall cause Sharyland, New Owner and New Operator to permit, the representatives of each Holder of Notes that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such Holder (or in the case of the Collateral Agent, the Holders) and upon reasonable prior notice, to visit the principal executive office of such Person, to discuss the affairs, finances and accounts of such Person with such Person’s officers, and (with the consent of such Person, which consent will not be unreasonably withheld) its independent public accountants, and (with the

SCHEDULE A-18

(To Note Purchase Agreement)

consent of such Person, which consent will not be unreasonably withheld) to visit the other offices and properties of such Person, all at such reasonable times and as often as may be reasonably requested in writing; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of such Person, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company), all at such times and as often as may be reasonably requested.

SECTION 8. PAYMENT AND PREPAYMENT OF THE NOTES.

Section 8.1 Amortization; Maturity;.

(a) On March 30, 2010 and on the 30th day of each June, September, December and March thereafter to and including December 30, 2029, the Company will prepay the principal amounts set forth in the amortization schedule attached hereto as Schedule 8.1 (the “Amortization Schedule”) (or such lesser principal amount as shall then be outstanding) of the Notes at par and without payment of the Yield-Maintenance Amount or any premium, provided that upon any partial prepayment of the Notes pursuant to Section 8.2, the principal amount of each required prepayment of the Notes becoming due under this Section 8.1 on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of the prepayment. The entire unpaid principal balance of the Notes shall be due and payable on the Maturity Date.

Section 8.2 Optional Prepayments with Yield-Maintenance Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than $1,000,000 in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Yield-Maintenance Amount determined for the prepayment date with respect to such principal amount. The Company will give each Holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such Holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Yield-Maintenance Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each Holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Yield-Maintenance Amount as of the specified prepayment date.

Section 8.3 Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

SCHEDULE A-19

(To Note Purchase Agreement)

Section 8.4 Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Yield-Maintenance Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Yield-Maintenance Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5 Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to Section 13.2(b); provided that if an Affiliate which does not Control and is not Controlled by the Company has so acquired any of the outstanding Notes, such acquisition shall not constitute an Event of Default. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.6 Yield-Maintenance Amount.

“Yield-Maintenance Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Yield-Maintenance Amount may in no event be less than zero. For the purposes of determining the Yield-Maintenance Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, .50% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page

SCHEDULE A-20

(To Note Purchase Agreement)

PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

SECTION 9. AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 9.1 Compliance with Law. Without limiting Section 10.4, the Company will, and will cause its Subsidiaries, including New Owner, to comply with all laws, ordinances or governmental rules or regulations to which it is subject, including, without limitation, ERISA,

SCHEDULE A-21

(To Note Purchase Agreement)

the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of its properties or to the conduct of its businesses to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2 Insurance. The Company will maintain or cause to be maintained and will cause its Subsidiaries, including New Owner, to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated, but in no event less than the insurance set forth in this Section 9.2 and Schedule 9.2.

(a) Insurance by the Company: The Company shall procure at its own expense and maintain in full force and effect at all times throughout the term of this Note Purchase Agreement insurance policies with insurance companies rated A-, 9 or higher by A.M. Best, or acceptable to the Required Holders if not so rated, and authorized to do business in the State of Texas.

(b) Amendment of Requirements: The Required Holders may at any time amend the requirements and approved insurance companies described in this Section 9.2 or Schedule 9.2 due to (i) new information not previously known by the Purchasers prior to the Closing Date or (ii) changed circumstances after Closing Date, in which in the reasonable judgment of the Required Holders either renders a required coverage to be materially inadequate or materially reduces the financial ability of the approved insurance companies to pay claims.

(c) Evidence of Insurance: On the Closing Date and on any anniversary thereafter, if so requested by a Holder or the Collateral Agent, the Company shall furnish the Holders and the Collateral Agent with approved certification of all required insurance. Such certification shall be executed by each insurer or by an authorized representative of each insurer where it is not practical for such insurer to execute the certificate itself. Such certification shall identify underwriters, the type of insurance, the insurance limits, and the policy term, and shall specifically list the special provisions enumerated for such insurance required by this Section 9.2. Upon request, the Company will promptly furnish the Holders and the Collateral Agent with copies of all insurance certificates, binders, and cover notes or other evidence of such insurance relating to the Collateral.

(d) Insurance Report: Concurrently with the furnishing of the certification referred to in Section 9.2(c) and on an annual basis thereafter, the Company shall furnish the Holders with a certificate, signed by a Responsible Officer of the Company, stating that all premiums then due have been paid and that the insurance then carried or to be renewed is in accordance with the terms of this Section 9.2. and Schedule 9.2.

SCHEDULE A-22

(To Note Purchase Agreement)

(e) Failure to Maintain Insurance: In the event the Company fails to take out or maintain the full insurance coverage required by this Section 9.2 and Schedule 9.2, the Required Holders, upon thirty (30) days’ prior notice (unless the aforementioned insurance would lapse within such period, in which event notice should be given as soon as reasonably possible) to the Company of any such failure, may (but shall not be obligated to) take out (or cause the Collateral Agent to take out) the required policies of insurance and pay the premiums on the same. All amounts so advanced thereof by the Holders (or the Collateral Agent) shall become an additional obligation of the Company to the Holders (or the Collateral Agent), and the Company shall forthwith pay such amounts to the Holders (or the Collateral Agent).

(f) No Duty of Purchaser to Verify: No provision of this Section 9.2 or Schedule 9.2 or any other provision of this Agreement, any other Financing Document or any Material Project Document shall impose on the Holders or the Collateral Agent any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Company, nor shall the Holders or the Collateral Agent be responsible for any representations or warranties made by or on behalf of the Company to any insurance company or underwriter.

Section 9.3 Maintenance of Properties. The Company will, and will cause its Subsidiaries, including New Owner, to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times. The Company shall, and shall cause Sharyland, New Owner and New Operator, as applicable, to operate and maintain the System, including the Acquired System, and the FERC Assets in accordance with, and make all repairs, alterations, additions and replacements which are necessary for the System, including the Acquired System, and the FERC Assets to meet, all Requirements of Law, including all Required Permits, all requirements of the Transaction Documents and Good Utility Practices.

Section 9.4 Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries, including New Owner, to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, including New Owner, provided that none of the Company or any Subsidiary, including New Owner, need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by such Person on a timely basis in good faith and in appropriate proceedings, and such Person has established adequate reserves therefor in accordance with GAAP on its books or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

Section 9.5 Existence, Etc. The Company will at all times preserve and keep in full force and effect its limited liability company existence and all rights and franchises of the Company unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect. The Company will cause each

SCHEDULE A-23

(To Note Purchase Agreement)

of its Subsidiaries, including New Owner, to at all times preserve and keep in full force and effect its limited liability company, corporate or limited partnership existence, except as permitted pursuant to Section 10.2.

Section 9.6 Books and Records. The Company will, and will cause each of its Subsidiaries, Sharyland and New Operator to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over such Person.

Section 9.7 Collateral; Further Assurances. (a) The Company shall take all actions necessary to insure that the Collateral Agent, on behalf of the Secured Parties, has and continues to have in all relevant jurisdictions duly and validly created, attached, perfected and enforceable first-priority Liens on the Collateral described in the Security Documents (including, in accordance with clauses (c) and (d) of this Section 9.7, after-acquired Collateral), subject to no Liens other than Permitted Liens and rights of holders of Permitted Secured Indebtedness in compliance with the Collateral Agency Agreement. The Company shall cause the Obligations to constitute direct senior secured obligations of the Company and to rank senior in priority of payment, in right of security and in all other respects to all other Indebtedness of the Company (other than Permitted Secured Indebtedness, with which it shall be pari passu in accordance with the terms of the Collateral Agency Agreement).

(b) Upon completion of each New Project, the Company may cause its Project Finance Subsidiary to Transfer the New Project to the Company and shall take all actions necessary to insure that (i) the New Project becomes a part of the Collateral, subject to the first priority Lien of the Security Documents (subject to no Liens other than Permitted Liens), (ii) no Default or Event of Default occurs as a result of such Transfer, (iii) the Indebtedness of the Project Finance Subsidiary is either repaid in full at the time of the Transfer or becomes Permitted Secured Indebtedness, and (iv) the Project Finance Subsidiary is terminated or merged with and into the Company.

(c) If the Company acquires or leases any real property (other than an easement), the value (or aggregate rental costs) of which exceeds $1,000,000, the Company shall forthwith (and in any event, within five Business Days of such acquisition or lease) deliver to the Collateral Agent a fully executed mortgage or deed of trust over such real property, in form and substance satisfactory to the Required Holders and the Collateral Agent, together with such surveys, environmental reports and other documents and certificates with respect to such real estate as may be reasonably required by the Required Holders. The Company further agrees to take all other actions necessary to create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and enforceable first priority Lien on such real estate, free and clear of all Liens except for Permitted Liens and rights of holders of Permitted Secured Indebtedness in compliance with the Collateral Agency Agreement.

(d) If, after the Second Amendment Date, the Company acquires or creates any new Subsidiary that is a Wholly-Owned Subsidiary (other than New Owner, any Subsidiary of the Company that is not organized under the laws of the United States, any state thereof or the District of Columbia, any Project Finance Subsidiary or any other Subsidiary that is prohibited from providing a Guaranty of the Obligations by any Requirement of Law), the Company shall

SCHEDULE A-24

(To Note Purchase Agreement)

forthwith (and in any event, within 30 days of such creation or acquisition (or such longer time as the Required Purchasers may agree), (i) execute and deliver to the Collateral Agent a Subsidiary Guaranty, (ii) deliver to the Collateral Agent a certificate of such Subsidiary, substantially consistent with those delivered on the Closing Date pursuant to Section 4.3(b), with appropriate insertions and attachments, (iii) take such actions reasonably necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected and enforceable first-priority Lien in the Collateral described in the Security Documents with respect to such new Subsidiary, subject to no Liens other than Permitted Liens and rights of holders of Permitted Secured Indebtedness in compliance with the Collateral Agency Agreement, and including the filing of UCC financing statements in such jurisdictions as may be required by such Subsidiary Guaranty or by law or as may be reasonably requested by the Collateral Agent, (iv) deliver to the Collateral Agent the stock certificates (if any) representing equity interests issued by such Subsidiary, together with undated stock (or other transfer) powers, in blank, executed and delivered by a duly authorized officer of the Company, and (v) if reasonably requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to the Collateral Agent.

Section 9.8 Material Project Documents. (a) The Company shall at all times (i) perform and observe all of the covenants under the Material Project Documents to which it is a party, (ii) take reasonable actions to enforce all of its rights and obligations thereunder, and (iii) maintain the Material Project Documents in full force and effect.

(b) Upon expiration or termination of the initial or any renewal term of the System Lease or the New Lease (or any supplement or new lease entered into in replacement thereof in accordance with this Section 9.8(b)), the Company shall, or shall cause New Owner to, enter into a supplement or new lease with respect to the Acquired System or the FERC Assets, as applicable: (i) having an initial term of at least five years, (ii) providing for renewal terms, (iii) requiring payment of a base rent that is sufficient during the initial and all renewal terms of such supplement or new lease to enable the Company to pay Debt Service with respect to the Notes and the Notes (as defined in the 2009 SDTS Note Agreement) when due, and (iv) (x) substantially in the form of the existing System Lease with respect to all non-economic provisions; provided that notwithstanding the foregoing, provisions that are administrative or ministerial in nature and provisions that are of an inconsequential nature and which do not adversely affect any Holder or which satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a Federal or state agency or contained in Federal or state law shall be deemed to be substantially in the form of the existing System Lease, or (y) otherwise in form and substance satisfactory to the Required Holders, which consent shall not be unreasonably withheld. If the Required Holders have a consent right pursuant to clause (iv)(y) hereof, the Holders shall make commercially reasonable efforts to respond to the Company’s request for such review within ten business days, provided that failure to so respond shall not be deemed a consent to such supplement or new lease.

Section 9.9 Financial Ratios. (a) The Company shall at all times maintain, on a consolidated basis, a Total Debt to Capitalization Ratio of not more than 0.65 to 1.00.

SCHEDULE A-25

(To Note Purchase Agreement)

(b) The Company shall maintain, for each period of four consecutive fiscal quarters, a Debt Service Coverage Ratio of at least 1.40 to 1.00; provided that for purposes of this Section 9.9(b), the Debt Service Coverage Ratio shall be deemed to be 1.40 to 1.00 for the three calendar quarters ending December 31, 2009, March 31, 2010 and June 30, 2010.

SECTION 10. NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 10.1 Transactions with Affiliates The Company will not and will not permit any Subsidiary (including New Owner), Sharyland or New Operator to enter into directly or indirectly any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than (i) in the case of the Company, a Project Finance Subsidiary, as permitted by Section 9.7(b), (ii) in the case of Sharyland, pursuant to (x) the System Lease and (y) the SP Lease, (iii) in the case of New Owner and New Operator, pursuant to the New Lease or (iv) the Sharyland Affiliate Loan), except in the ordinary course and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtained in a comparable arms-length transaction with a Person not an Affiliate.

Section 10.2 Merger, Consolidation, Etc. The Company will not nor will it cause or permit any of its Subsidiaries to consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person, except (i) pursuant to the System Lease, the SP Lease or the New Lease, (ii) as permitted pursuant to Section 9.7(b), or (iii) that so long as after giving effect to such merger or consolidation no Default or Event of Default shall have occurred or will result therefrom, the Company or any Subsidiary may merge or consolidate with another Person, so long as, after giving effect to such merger or consolidation, with respect to any merger or consolidation to which the Company is a party, the Company shall be the surviving entity, and with respect to any merger or consolidation to which a Subsidiary is a party but the Company is not, a Subsidiary shall be the surviving entity.

Section 10.3 Line of Business. The Company will not and will not permit any Subsidiary, including New Owner, to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, including New Owner, taken as a whole, would then be engaged would be substantially changed from the transmission and distribution of electric power and the provision of ancillary services.

Section 10.4 Terrorism Sanctions Regulations. The Company will not and will not permit any Member or Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.

Section 10.5 Liens. The Company will not, nor will it cause or permit any Subsidiary, including New Owner, to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to the Collateral or any

SCHEDULE A-26

(To Note Purchase Agreement)

other property of the Company or such Subsidiary, including New Owner, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, or on any other asset now owned or hereafter acquired by the Company or such Subsidiary, except (each, a “Permitted Lien”):

(a) solely in the case of the Company, Liens created by the Financing Documents on assets of the Company; and

(b) solely in the case of a Project Finance Subsidiary, Liens on assets owned by that Project Finance Subsidiary and on the ownership interests in that Project Finance Subsidiary to secure its Non-Recourse Debt;

(c) Liens permitted pursuant to the terms of the Security Documents;

(d) Liens for taxes, assessments or other governmental charges which are not yet due and payable or the payment of which is not at the time required by Section 9.4;

(e) any attachment or judgment Lien, unless such attachment or judgment Lien constitutes an Event of Default under Section 11(l) hereof;

(f) RESERVED;

(g) Liens of a lessor of equipment to the Company or any Subsidiary, including New Owner, on such lessor’s leased equipment (but excluding equipment leased pursuant to a Capital Lease), including any of the foregoing which is evidenced by a protective Uniform Commercial Code filing;

(h) Mechanics’, warehousemen’s, carriers’, workers’, repairers’, landlords’, and other similar liens arising or incurred in the ordinary course of business and (i) which do not in the aggregate materially detract from the value of property or assets subject to such Liens or materially impair the continued use thereof in the operation of the business or (ii) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Liens, or other Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, trade contracts, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);

(i) zoning, entitlement, restriction, and other land use and environmental regulations by Governmental Authorities and encroachments, easements, rights of way, covenants, restrictions or agreements which do not materially interfere with the continued use of any asset as currently used in the conduct of the business;

(j) any encumbrances set forth in any franchise or governing ordinance under which any portion of the business is conducted which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

SCHEDULE A-27

(To Note Purchase Agreement)

(k) all rights of condemnation, eminent domain, or other similar right of any Person; and

(l) Liens securing Permitted Secured Indebtedness.

Section 10.6 Indebtedness. The Company will not, and will not cause or permit any Subsidiary or Sharyland or New Operator to, incur or in any manner become or be liable in respect of any Indebtedness, except the following Indebtedness, which may be incurred subject to the requirements of the last paragraph of this section:

(a) Indebtedness evidenced by the Financing Documents;

(b) Indebtedness of the Company that (i) that is not related to, and does not support, Non-Recourse Debt of a Project Finance Subsidiary and (ii) if incurred, would not result in a breach of Section 9.9;

(c) (i) Non-Recourse Debt incurred by a Project Finance Subsidiary to fund a New Project and (ii) Indebtedness of a Wholly-Owned Subsidiary (other than a Project Finance Subsidiary) owed to the Company;

(d) Indebtedness of Sharyland in an aggregate principal amount of up to (i) $5,000,000 on a senior secured basis and (ii) $10,000,000 on an unsecured subordinated basis on terms substantially similar to the terms set forth on Exhibit 2 hereto, in each case to the extent allowed under the System Lease;

(e) Indebtedness of the New Owner allowed under the New Lease in an aggregate amount up to $1,000,000 at any one time outstanding; or

(f) Indebtedness of the Company to any of its Wholly-Owned Subsidiaries (other than a Project Finance Subsidiary), which by its terms is expressly subordinated to the Notes, and Indebtedness of any Wholly-Owned Subsidiary (other than a Project Finance Subsidiary) to the Company or any other Wholly-Owned Subsidiary of the Company (other than a Project Finance Subsidiary) not to exceed $5,000,000 at any one time outstanding and in each case to have a maturity date of less than one year later; and

(g) the Sharyland Affiliate Loan.

Indebtedness may be incurred under this Section 10.6 only if no Default or Event of Default is, or as a result of such incurrence would be, existing.

Section 10.7 Loans, Advances, Investments and Contingent Liabilities. The Company will not make or permit to remain outstanding any loan or advance to, or extend credit other than credit extended in the ordinary course of business to any Person, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, or commit to do any of the foregoing, except (a) Permitted Investments, (b) equity interests in Project Finance Subsidiaries, or (c) loans to or equity interests in Wholly-Owned Subsidiaries (other than Project Finance Subsidiaries).

SCHEDULE A-28

(To Note Purchase Agreement)

Section 10.8 No Subsidiaries. The Company shall have no subsidiaries other than Project Finance Subsidiaries and other Wholly-Owned Subsidiaries. The Company shall give the Holders notice 5 Business Days prior to creating any new Subsidiaries.

Section 10.9 Restricted Payments. The Company will not, directly or indirectly, make or declare any Distribution unless there does not exist and, after giving effect to the proposed Distribution, there will not exist, a Default or an Event of Default. The Company shall deliver to the Holders and the Collateral Agent before a Distribution is made a certificate of a Responsible Officer of the Company stating that the foregoing condition has been satisfied and, if requested, providing supporting data and calculations.

Section 10.10 Sale of Assets, Etc. The Company will not nor will it cause or permit New Operator, Sharyland or any Subsidiary of the Company to transfer, or agree or otherwise commit to Transfer, any of its assets except:

(a) the Company shall lease the System to Sharyland pursuant to the System Lease; the Company shall lease the Acquired System to Sharyland pursuant to the Lease Supplement; and the New Owner shall lease the FERC Assets to New Operator pursuant to the New Lease;

(b) (i) each Project Finance Subsidiary may Transfer the New Project developed and constructed by such Project Finance Subsidiary to the Company upon completion of the New Project in accordance with Section 9.7(b); (ii) the Company may Transfer, or suffer the Transfer of, its ownership interests in a Project Finance Subsidiary and such Project Finance Subsidiary may Transfer, or suffer the Transfer of, the New Project developed by it and its other assets, in each case in connection with and pursuant to the exercise of remedies under the documentation governing Non-Recourse Debt incurred by such Project Finance Subsidiary to finance such New Project; and (iii) SP may lease the CREZ Project pursuant to the SP Lease;

(c) the Company, New Operator, Sharyland and any Subsidiary of any of them may sell assets that are obsolete or no longer used or useful in such Person’s business.

Section 10.11 Sale or Discount of Receivables. The Company will not nor will it cause or permit any Subsidiary or New Operator to sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable.

Section 10.12 Amendments to Organizational Documents. The Company will not nor will it cause or permit any of its Subsidiaries, Sharyland or any of Sharyland’s Subsidiaries to amend, supplement, terminate, replace or waive any provision of its operating agreement or other organization documents. Notwithstanding the preceding sentence, each of the Company, its Subsidiaries, Sharyland and Sharyland’s Subsidiaries may, without the consent of the Holders, amend its operating agreement as may be required to facilitate or implement any of the following:

(a) to reflect the contribution of additional capital by its members;

SCHEDULE A-29

(To Note Purchase Agreement)

(b) to reflect a change that is of an inconsequential nature and does not adversely affect any Holders in any material respect, or to cure any ambiguity, or correct or supplement any provision, not inconsistent with law or with the provisions of this Agreement;

(c) to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a Federal or state agency or contained in Federal or state law; and

(d) to take actions to avoid any material adverse consequences to such Person as a result of any change in law or interpretation of law applicable to Persons subject to regulation by the PUCT and FERC.

The Company will provide notice to the Holders at least 5 Business Days prior to taking any such action under the foregoing sentence of this Section 10.12.

Section 10.13 Sale and Lease-Back. Except for the System Lease, the SP Lease and the New Lease, the Company will not, nor will it cause or permit any Subsidiary to, enter into any arrangement providing for the leasing by the Company or any Subsidiary of real or personal property which has been or is to be Transferred by the Company or Subsidiary to a lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or rental obligations of the Company or any Subsidiary.

Section 10.14 ERISA Compliance.

(a) Relationship of Vested Benefits to Plan Assets. The Company will not as of the last day of any calendar year permit the aggregate funding ratio (as described in Section 5.13) under all Plans, determined in accordance with Title IV of ERISA, to be less than 80%. The Company and its ERISA Affiliates will not incur withdrawal liabilities (and will not become subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are material.

(b) Valuations. For the purposes of clause (a) above, all assumptions and methods used to determine the actuarial valuation of vested and unvested employee benefits under any Plan at any time maintained by the Company and the present value of assets of any such Plan shall be reasonably consistent with those determinations made for purposes of Section 5.13 of the 2010 SDTS Note Agreement.

(c) Prohibited Actions. The Company will not, nor, as applicable, will any Plan at any time maintained by the Company

(i) engage in any non-exempt “prohibited transaction” (as such term is defined in Section 406 or Section 2003(a) of ERISA;

(ii) fail to meet the minimum funding standards of Section 302 of ERISA or Sections 412 and 430 of the Code, or seek or obtain a waiver thereof or fail to make any required contribution to a Multiemployer Plan; or

SCHEDULE A-30

(To Note Purchase Agreement)

(iii) terminate any such Plan in a manner which could result in the imposition of a Lien on the Property of the Company pursuant to Section 4068 of ERISA.

Section 10.15 No Margin Stock. Anything herein contained to the contrary notwithstanding, the Company will not, nor will it permit any Subsidiary to, make or authorize any investment in, or otherwise purchase or carry, any margin stock.

Section 10.16 Project Documents.

(a) The Company will not amend, modify, supplement, replace, terminate or waive any provision of any Material Project Document to which it is party, or consent to any amendment, modification, supplement, replacement, termination or waiver of any Material Project Document, except that (i) the Company, Sharyland, New Owner and New Operator may enter into “Lease Supplements” as contemplated by the System Lease and the New Lease in accordance with Section 9.8(b), and (ii) the Company may enter into modifications of Material Project Documents that are merely ministerial or corrective in nature and, with respect to any covenant contained in any Material Project Document which corresponds to a covenant contained in this Agreement, may amend or modify such covenant so long as such covenant, as so amended or modified, is no more restrictive than the corresponding covenant contained in this Agreement.

(b) The Company shall ensure that Sharyland does not enter into any new lease of transmission or distribution facilities at any time prior to the Maturity Date other than the System Lease, the SP Lease or a lease with a Project Finance Subsidiary of a New Project; provided that for the avoidance of doubt, the foregoing provisions of this sentence shall not prohibit Sharyland from maintaining or entering into replacement leases for, or from amending or modifying, the leases described in Schedule 10.16.

Section 10.17 Regulation.

(a) Except as permitted in connection with the transactions described in Schedule 10.1 or in subsection (d) below, the Company shall not be or become, nor shall it permit Sharyland to be or become, subject to FERC jurisdiction as a public utility under the FPA; provided, however, that the Company shall not be in default of the forgoing negative covenant if the Company or Sharyland becomes subject to FERC jurisdiction under the FPA solely as a result of a change to the FPA or in FERC’s interpretation thereof or regulations thereunder, if the Company or Sharyland takes all necessary actions to comply with applicable FERC requirements and the operation of the System is uninterrupted;

(b) The Company shall not become subject to regulation under PUHCA except to the extent and in the fashion it is subject to regulation on the Closing Date; provided, however, that the Company shall not be in default of the foregoing negative covenant if the Company becomes subject to additional such regulation solely as a result of a change to the PUHCA or in FERC’s interpretation thereof or the regulations thereunder if the Company takes all necessary actions to comply with PUHCA requirements and the operation of the System is uninterrupted. As a result of the Cap Rock Transaction, Sharyland will become a “holding

SCHEDULE A-31

(To Note Purchase Agreement)

company” under PUHCA and, together with the holding company system of which it is a part, may be required to submit to FERC a revised notice of holding company status and/or a revised request for waiver of the requirements of 18 C.F.R §§ 366.21, 366.22, and 366.23;

(c) None of the Company nor Sharyland shall violate in any material respect any regulation or order of the Public Utility Commission of Texas applicable to it; and

(d) None of the Company nor Sharyland shall own, operate or control any electrical generating, transmitting or distribution facility, nor effect or control any sale of electricity, outside of the ERCOT balancing authority area except (i) as permitted by FERC, as set forth in its declaratory order issued in Docket no. EL07-93-000 or (ii) interconnected transmission or distribution assets or systems located substantially in the State of Texas or deriving a majority of their revenue from customers within the State of Texas.

Section 10.18 Swaps. The Company will not, nor will it permit any Subsidiary, including New Owner, to, enter into any Swap Contracts, except that the Company may enter into Swap Contracts solely to hedge interest rate risk and not for speculative purposes.

Section 10.19 Most Favored Lender. If the Company shall, after the date hereof, enter into, assume or otherwise become bound or obligated under any agreement creating or evidencing Indebtedness containing one or more Additional Covenants or Additional Defaults, the terms of this Agreement shall, without any further action on the party of the Company or any of the Holders of the Notes, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in such agreement. The Company shall promptly execute and deliver at its expense (including the fees and expenses of counsel for the Holders of the Notes) an amendment to this Agreement in form and substance satisfactory to the Required Holders evidencing the amendment of this Agreement to include such Additional Covenants and Additional Defaults, it being understood that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 10.19, but shall merely be for the convenience of the parties hereto.

SECTION 11. EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Yield-Maintenance Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note for more than five days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any term contained in Section 7.1(d), Section 9.2, 9.9 or Section 10; or

(d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in any other Financing Document (other than those referred to in another paragraph of this Section 11) and

SCHEDULE A-32

(To Note Purchase Agreement)

such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from the Collateral Agent or Holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or any other Transaction Document or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f) (i) A default or event of default occurs under the System Lease or the New Lease or any other Material Project Document, and such failure continues for more than any cure period specified therefor; or (ii) the System Lease, the New Lease or any other Transaction Document is declared to be null and void or is otherwise unenforceable, or any party thereto claims that any such agreement is unenforceable; or

(g) any Required Permit is lost, terminated without being timely replaced (if the terminated Permit continues to be a Required Permit), revoked or otherwise is not in effect; provided, however, that the termination without immediate renewal of any franchise agreement pursuant to which the Company, a Member, New Owner or New Operator is authorized to operate the System, the Acquired System or the FERC Assets and collect fees for services shall not constitute an Event of Default if the parties to the franchise agreement continue to perform in accordance with the terms of such agreement notwithstanding the termination; or

(h) any Lien granted to the Collateral Agent pursuant to any of the Security Documents is invalid, void, unenforceable or unperfected or ceases to have first priority (subject to Permitted Liens), or any Person commences any proceeding or takes any other action to render any such Lien invalid, or to avoid any such Lien or to render any such Lien unenforceable or unperfected or to challenge the priority of such Lien, or an event of default occurs under any Indebtedness that is secured in whole or in part by the Collateral Agency Agreement, or any Person party to the Collateral Agency Agreement fails to comply with the terms thereof or commences any proceeding or takes any other action to render any part of the Collateral Agency Agreement unenforceable; or

(i) without limiting clause (h), (i) the Company, Sharyland, New Owner or New Operator is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $10,000,000 ($2,000,000 in the case of Sharyland, New Owner or New Operator) beyond any period of grace provided with respect thereto, or (ii) the Company, Sharyland, New Owner or New Operator is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $10,000,000 ($2,000,000 in the case of Sharyland, New Owner or New Operator) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation

SCHEDULE A-33

(To Note Purchase Agreement)

of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company, Sharyland, New Owner or New Operator has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $10,000,000 (or $2,000,000 in the case of Sharyland, New Owner or New Operator), or (y) one or more Persons have the right to require the Company, Sharyland, New Owner or New Operator to purchase or repay such Indebtedness, or (iv) a default or an event of default occurs under the 2010 SDTS Note Agreement or the RBC Agreement and such failure continues for more than any cure period specified therefor; or

(j) the Company, Sharyland, New Owner or New Operator (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(k) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company, Sharyland, New Owner or New Operator, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any such Person or any such petition shall be filed against any such Person and such petition shall not be dismissed within 90 days; or

(l) a final judgment or judgments for the payment of money aggregating in excess of $10,000,000 ($2,000,000 in the case of Sharyland, New Owner or New Operator) are rendered against such Person (other than judgments payable by the Company, Sharyland, New Owner or New Operator rendered in connection with the condemnations in favor thereof) and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(m) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate funding ratio (as described in Section 10.14) under all Plans, determined in accordance with Title IV of ERISA as of the last day of any fiscal year, to be less than 80%, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit

SCHEDULE A-34

(To Note Purchase Agreement)

plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(n) (i) Members of the Ray L. Hunt family or trusts for the benefit of the Ray L. Hunt family cease to own and control, directly or indirectly, all of the outstanding equity interests of Sharyland and New Operator, (ii) Sharyland ceases to be the lessee under the System Lease within the initial term of such System Lease (without giving effect to any amendments, supplements or replacements thereof), (iii) Electric Infrastructure Alliance of America, LP shall cease to own or control, directly or indirectly, 90% of the outstanding equity interest of the Company; or members of the Ray L. Hunt family or trusts for the benefit of the Ray L. Hunt family cease to own and control, directly or indirectly, at least 5% of the outstanding equity interests of Electric Infrastructure Alliance of America, LP, unless (x) the general partner of Electric Infrastructure Alliance of America, LP has become a publicly held company, or (y) the Company has total assets on its balance sheet valued at $1,000,000,000 or greater; or

(o) the Company defaults in the performance of or compliance with Section 9.8(b).

As used in Section 11(m), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 12. REMEDIES ON DEFAULT, ETC.

Section 12.1 Acceleration. (a) If an Event of Default with respect to the Company described in Section 11(j) or (k) (other than an Event of Default described in clause (i) of Section 11(j) or described in clause (vi) of Section 11(j) by virtue of the fact that such clause encompasses clause (i) of Section 11(j)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, any Holder or Holders of more than 51% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any Holder or Holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Yield-Maintenance Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be

SCHEDULE A-35

(To Note Purchase Agreement)

immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each Holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Yield-Maintenance Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2 Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the Holder of any Note at the time outstanding may proceed to protect and enforce the rights of such Holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3 Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Holders of not less than 51% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Yield-Maintenance Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Yield-Maintenance Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4 No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any Holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such Holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any Holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the Holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such Holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION 13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1 Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each Holder of one or more Notes, each transfer thereof and the name and address of each

SCHEDULE A-36

(To Note Purchase Agreement)

transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and Holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any Holder of a Note that is an Institutional Investor, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered Holders of Notes. In addition to and not in limitation of any representations contained herein, each Holder acknowledges and agrees that the Notes have not been registered under the Securities Act and may not be transferred except pursuant to registration or an exemption therefrom and in compliance with Section 13.2(b) hereof.

Section 13.2 Transfer and Exchange of Notes. (a) Subject to compliance with Section 13.2(b), upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered Holder of such Note or such Holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the Holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such Holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $1,000,000, provided that if necessary to enable the registration of transfer by a Holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6.1 and Section 6.2.

(b) Each Holder hereby agrees that it will not offer for sale or sell any of its Notes or disclose any Confidential Information to any prospective transferee of the Notes, other than to an Affiliate, or to another Holder without first delivering written notice to the Company (a “Right of First Offer Notice”) of its intent to sell such Notes and disclose such Confidential Information. Such Right of First Offer Notice shall contain a reasonably detailed description of the proposed terms of such sale, including, without limitation, the proposed purchase price (the “Proposed Purchase Price”) for such Notes and the names of up to ten prospective purchasers. If the Company so desires it may, within 5 Business Days of the receipt of such Right of First Offer Notice, inform such Holder in writing of its intent to purchase, or have an Affiliate or Institutional Investor designated by the Company purchase, such Notes (a “Purchase Notice”) from the Holder delivering such Right of First Offer Notice at the Proposed Purchase Price, provided, however, that if at such time a Default or Event of Default shall have occurred and be continuing, the Company shall not purchase, and shall not allow any Affiliate or Institutional Investor designated by the Company to purchase, the Notes of the Holder delivering such Right of First Offer Notice. The aggregate principal amount of the Notes specified in such Purchase

SCHEDULE A-37

(To Note Purchase Agreement)

Notice shall be purchased by the Company, or such Affiliate or Institutional Investor, for the Proposed Purchase Price, together with accrued interest on such Notes to the purchase date, on the date specified by the Company in such Purchase Notice, which shall be not more than 30 days following delivery of such Purchase Notice. If a Holder does not receive a Purchase Notice from the Company within 5 Business Days after the delivery of a Right of First Offer Notice to the Company, such Holder shall have the right to sell its Notes identified in such Right of First Offer Notice to one or more of the prospective purchasers identified in such Right of First Offer Notice for a price which is not less than the Proposed Purchase Price identified in such Right of First Offer Notice for a period of 120 days from the date of such Right of First Offer Notice. In the event that the prospective purchasers identified by a Holder in a Right of First Offer Notice shall decline to purchase the Notes within such 120 day period, then the Holder may identify up to 10 additional Institutional Investors through a new Right of First Offer Notice.

Section 13.3 Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the Holder of such Note is, or is a nominee for, an original Purchaser or another Holder of a Note with a minimum net worth of at least $100,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14. PAYMENTS ON NOTES.

Section 14.1 Place of Payment. Subject to Section 14.2, payments of principal, Yield-Maintenance Amount, if any, and interest becoming due and payable on the Notes shall be made in New York City, New York at the principal office of JPMorgan Chase Bank National Association in such jurisdiction. The Company may at any time, by notice to each Holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2 Home Office Payment. So long as any Purchaser or its nominee shall be the Holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Yield-Maintenance Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other

SCHEDULE A-38

(To Note Purchase Agreement)

address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

SECTION 15. EXPENSES, ETC.

Section 15.1 Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of one firm of special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other Holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a Holder of any Note, but only to the extent such subpoena or legal proceeding arises out of matters related to the Company, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided. The Company will pay, and will save each Purchaser and each other Holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other Holder in connection with its purchase of the Notes).

Section 15.2 Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

SECTION 16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent Holder of a Note, regardless of any investigation made at any time by or on behalf of

SCHEDULE A-39

(To Note Purchase Agreement)

such Purchaser or any other Holder of a Note; provided, that no representation or warranty shall be deemed to be made as of any time other than the date of execution and delivery of this Agreement or such other document, certificate, instrument or agreement containing such representation or warranty. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17. AMENDMENT AND WAIVER.

Section 17.1 Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the Holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Yield-Maintenance Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the Holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

Section 17.2 Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each Holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each Holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Holder of Notes as consideration for or as an inducement to the entering into by any Holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Holder of Notes then outstanding even if such Holder did not consent to such waiver or amendment.

Section 17.3 Binding Effect, etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all Holders of Notes and is binding upon them and upon

SCHEDULE A-40

(To Note Purchase Agreement)

each future Holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the Holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any Holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17.4 Notes Held by Company, etc. Solely for the purpose of determining whether the Holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the Holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18. NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii) if to any other Holder of any Note, to such Holder at such address as such other Holder shall have specified to the Company in writing, and

(iii) if to the Company, to the Company at 1900 N. Akard Street, Dallas, TX 75201-2300, facsimile: (214) 855-6965 to the attention of W. Kirk Baker, or at such other address as the Company shall have specified to the Holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

SECTION 19. REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The

SCHEDULE A-41

(To Note Purchase Agreement)

Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other Holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20. CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means Information delivered to any Purchaser by or on behalf of the Company in connection with the transactions contemplated by or otherwise pursuant to this Agreement, provided that such term does not include information that (a) other than as a result of disclosure by any Purchaser or its employees or agents in violation of this Section 20 was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) other than as a result of disclosure by any Purchaser or its employees or agents in violation of this Section 20 subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) other than as a result of disclosure by any Purchaser or its employees or agents in violation of this Section 20 otherwise becomes known to such Purchaser other than through disclosure by the Company or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. “Information” means information concerning the Company or its Subsidiaries, irrespective of its source or form of communication, furnished by or on behalf of the Company or any of its Subsidiaries, including without limitation notes, analyses, compilations, studies or other documents or records prepared by any Purchaser, which contain or reflect or were generated from information supplied by or on behalf of the Company or its Subsidiaries. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other Holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the

SCHEDULE A-42

(To Note Purchase Agreement)

extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each Holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any Holder of a Note of information required to be delivered to such Holder under this Agreement or requested by such Holder (other than a Holder that is a party to this Agreement or its nominee), such Holder will enter into an agreement with the Company embodying the provisions of this Section 20.

SECTION 21. SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original Holder of the Notes under this Agreement.

SECTION 22. MISCELLANEOUS.

Section 22.1 Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent Holder of a Note) whether so expressed or not.

Section 22.2 Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Yield-Maintenance Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 22.3 Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made

SCHEDULE A-43

(To Note Purchase Agreement)

pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with any financial covenants contained in this Agreement, any election by the Company to measure an item of Indebtedness using fair value (as permitted by Statement of Financial Accounting Standards No. 159 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 22.4 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.5 Construction, etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person. For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 22.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.7 Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.8 Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Company consents to process being served by or on behalf of any Holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such Holder shall then have been notified pursuant to said Section. The

SCHEDULE A-44

(To Note Purchase Agreement)

Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c) In addition to and notwithstanding the provisions of Section 22.8(b) above, the Company hereby irrevocably appoints CT Corporation System as its agent to receive on its behalf and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Company, in care of the process agent at 111 Eighth Avenue, 13th Floor, New York, New York 10011, and the Company hereby irrevocably authorizes and directs the process agent to accept such service on its behalf. If for any reason the process agent ceases to be available to act as process agent, the Company agrees immediately to appoint a replacement process agent satisfactory to the Required Holders.

(d) Nothing in this Section 22.8 shall affect the right of any Holder of a Note to serve process in any manner permitted by law, or limit any right that the Holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e) The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

Section 22.9 Transaction References. The Company and the Holders shall not refer to the other on an internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium, except with the referenced party’s prior written consent, which may be withheld at its sole discretion.

*    *    *    *    *

SCHEDULE A-45

(To Note Purchase Agreement)

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

SHARYLAND DISTRIBUTION AND TRANSMISSION COMPANY, L.L.C., a Delaware limited liability company

By:

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED 2009 SDTS NOTE AGREEMENT]

This Agreement is hereby accepted and agreed to as of the date thereof.

Purchasers:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:
Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc., as investment manager

By:
Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED 2009 SDTS NOTE AGREEMENT]

Schedule B

Definitions

[See attached.]

[Schedule B- SDTS Second Amendment]

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“2010 NPA Joinder Agreement” means the Joinder Agreement to the Collateral Agency Agreement, executed by the Company, the Collateral Agent and each purchaser of the 2030 Notes as a “Joining Party,” dated July 13, 2010.

“2010 SDTS Note Agreement” means the Note Purchase Agreement, dated July 13, 2010, among the Company and the holders of the 2030 Notes, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“2030 Notes” means the Company’s 6.47% Senior Notes due September 30, 2030, issued under the 2010 SDTS Note Agreement.

“Acquired System” means transmission and distribution facilities acquired by the Company as a result of its merger with Cap Rock Energy Corporation; provided, however, that the term “Acquired System” shall not include any FERC Assets.

“Additional Covenant” shall mean any affirmative or negative covenant or similar restriction applicable to the Company (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (i) is similar to that of any covenant in this Agreement, or related definitions in this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the Holder or Holders of the Indebtedness created or evidenced by the document in which such covenant or similar restriction is contained (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any covenant of this Agreement, or related definitions in this Agreement.

“Additional Default” shall mean any provision contained in any document or instrument creating or evidencing Indebtedness of the Company which permits the Holder or Holders of Indebtedness to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires the Company to purchase such Indebtedness prior to the stated maturity thereof and which either (i) is similar to any Default or Event of Default contained in this Agreement, or related definitions in this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the Holders of such other Indebtedness (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (ii) is different from the subject matter of any Default or Event of Default contained in this Agreement, or related definitions in this Agreement.

“Additional Project Document” means any contract or agreement related to the ownership, operation, maintenance, repair or use of the System or the Acquired System or the FERC Assets entered into by the Company or New Owner subsequent to the Closing Date that involves full payments or obligations in excess of $1,000,000.

SCHEDULE B-1

(To Note Purchase Agreement)

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interest of the Company or any corporation of which the Company beneficially owns or holds, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests; provided, however, that this definition shall at all times exclude owners or investors in Electric Infrastructure Alliance of America, L.P., except for members of the Ray L. Hunt family, trusts for the benefit of the Ray L. Hunt family or entities controlled by members of the Ray L. Hunt family or such trusts. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” is defined in the introductory paragraph of this Agreement.

“Amortization Schedule” is defined in Section 8.1(a).

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Approved Accountant” is defined in Section 7.1(b)(A).

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

“Cap Rock Transaction” is described in Schedule 10.1.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Cash Flow” means, for any period, the sum of the following (without duplication): (i) all cash paid to the Company during such period under the System Lease, (ii) all cash distributions received by the Company from New Owner during such period, (iii) all interest and investment earnings, if any, paid to the Company during such period on amounts on deposit in the account created under the Deposit Agreement, (iv) revenues, if any, received by or on behalf of the Company during such period under any insurance policy as business interruption insurance proceeds, (v) direct cash equity investments made by TDC in the Company during such period (excluding equity contributed to a Project Finance Subsidiary) in an amount not greater than the amount necessary to cause the Company to be in compliance with the financial covenants set forth in Section 9.9 (each such investment, an “Equity Cure”); provided, however, that during any period of four consecutive fiscal quarters, “Cash Flow” shall include an Equity Cure in no more than two of such quarters, and (vi) proceeds of any borrowing made after the date hereof to the extent used to finance the payment of bullet or balloon installments of Indebtedness for borrowed money.

SCHEDULE B-2

(To Note Purchase Agreement)

“Cash Flow Available for Debt Service” for any period, means (i) Cash Flow received during such period minus (ii) (A) all O&M Costs paid during such period and (B) if an Equity Cure has been made in any fiscal quarter during the period for which Cash Flow Available for Debt Service is calculated, the lesser of the aggregate amount of (x) such Equity Cure during such period and (y) the aggregate amount of cash distributions paid by the Company during such period.

“Closing” is defined in Section 3.

“Closing Date” means December 31, 2009.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means, collectively, the collateral described in each of the Security Documents.

“Collateral Agency Agreement” means the Amended and Restated Collateral Agency Agreement, dated as of July 13, 2010, by and among the Collateral Agent, the Company and the Holders and the other secured parties from time to time party thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Collateral Agent” means The Bank of New York Mellon Trust Company, N.A., a national association, acting in its capacity as collateral agent for itself and the other Secured Parties under the Financing Documents, or its successors in such capacity appointed pursuant to the terms of the Collateral Agency Agreement.

“Company” means Sharyland Distribution & Transmission Services, L.L.C., a Texas limited liability company, or any successor that becomes such in the manner prescribed in Section 10.2.

“Confidential Information” is defined in Section 20.

“Contribution Agreement” means the Contribution Agreement, dated as of December 31, 2009, between Sharyland and the Company.

“CREZ” means the Competitive Renewable Energy Zones electric transmission project overseen by ERCOT and the Public Utility Commission of Texas.

“CREZ Project” shall mean the five transmission lines, four substations and other facilities in Texas identified and awarded to Sharyland by the Public Utility Commission of Texas (the “PUCT”) in Docket Number 37902.

“Debt Service” for any period, the aggregate (without duplication) of (i) all amounts of interest on the Notes and in respect of other Indebtedness of the Company required to be paid during such period, plus (ii) all amounts of principal on the Notes and in respect of other Indebtedness of the Company or required to be paid during such period, excluding any optional prepayments of principal during such period, plus (iii) all other premiums, fees, costs, charges,

SCHEDULE B-3

(To Note Purchase Agreement)

expenses and indemnities due and payable to the Holders or the other Secured Parties and holders of other Indebtedness of the Company or and agents acting on their behalf during such period.

“Debt Service Coverage Ratio” means, for each period of four consecutive fiscal quarters, the quotient of (i) Cash Flow Available for Debt Service for such period to (ii) Debt Service for such period.

“Deeds of Trust” means the Amended and Restated First Lien Deed of Trust, Security Agreement and Fixture Filing (Texas) and each First Lien Deed of Trust, Security Agreement, Assignment of Rents and Leases (Texas) by and from the Company, as grantor, to Peter M. Oxman, as trustee, for the benefit of the Collateral Agent and the Secured Parties, dated as of July 13, 2010, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest per annum from time to time equal to the greater of (i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes, and (ii) 2% over the rate of interest publicly announced by The Bank of New York Mellon from time to time in New York as its “base” or “prime” rate.

“Deposit Agreement” means the Deposit Account Control Agreement, dated as of December 31, 2009, among the Company, the Collateral Agent and Bank of America, N.A.

“Disclosure Documents” is defined in Section 5.3.

“Distributions” means any (i) distribution of any nature or kind, either directly or indirectly, to any Affiliate or equityholder of the Company, including any dividend or distribution in cash or property of any kind; a purchase, redemption, reduction, return or any other payment of capital; or any repayment or reduction of Indebtedness owing to an Affiliate or equityholder of Company; (ii) loans or other payments to an Affiliate or equityholder of the Company; and (iii) payment for or on behalf of an Affiliate equityholder of the Company by way of guaranty, indemnity or otherwise including in connection with any Affiliate Indebtedness; but shall not include any payments made to any equityholder or Affiliate of the Company under any services, advisory, tax sharing or agency agreement disclosed to the Holders and entered into on commercially reasonable terms and conditions.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERCOT” means the Electric Reliability Council of Texas or any successor thereto.

SCHEDULE B-4

(To Note Purchase Agreement)

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“FERC” means the Federal Energy Regulatory Commission, or any successor agency to its duties and responsibilities.

“FERC Assets” is defined in the New Lease.

“Financing Documents” means, collectively, this Agreement, the 2010 SDTS Note Agreement, the Notes, the 2030 Notes, the RBC Agreement, the Security Documents, any other documents, agreements or instruments entered into in connection with any of the foregoing and any other documents, agreements or instruments from time to time constituting “Financing Documents” under the Collateral Agency Agreement.

“First Amendment” shall mean the First Amendment to this Agreement, dated June 9, 2011.

“First Amendment Effective Date” shall have the meaning ascribed to such term in Section 8 of the First Amendment.

“Force Majeure Event” means any claim of force majeure by any Person under any Material Project Document, which would allow such Person to avoid all or any material part of its obligations thereunder and any other fire, explosion, accident, strike, slowdown or stoppage, lockout or other labor dispute (whether pending or, to the Company’s knowledge threatened), drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), that could reasonably be expected to result in a Material Adverse Effect.

“FPA” means the Federal Power Act, 16 U.S.C. §§791 et seq., as amended, and the regulations of the FERC thereunder.

“GAAP” means generally accepted accounting principles as in effect in the United States of America. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, ratios, standards or terms in this Agreement, then the Company and the Holders agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the financial condition of the Company and Sharyland shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have

SCHEDULE B-5

(To Note Purchase Agreement)

been executed and delivered by the Company and the Holders, all financial covenants, ratios, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Good Utility Practices” means “Good Utility Practice” as defined from time to time by the Public Utility Commission of Texas.

“Governmental Authority” means

the government of:

the United States of America or any State or other political subdivision thereof, or any other jurisdiction in which the Company conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government, or

ERCOT, or

SPP, or

the Texas Regional Entity.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

to purchase such Indebtedness or any property constituting security therefor;

to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness;

to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness of the ability of any other Person to make payment of the Indebtedness; or

otherwise to assure the owner of such Indebtedness against loss in respect thereof.

SCHEDULE B-6

(To Note Purchase Agreement)

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Holder” means, with respect to any Note the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Indebtedness” with respect to any Person means, at any time, without duplication,

its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases; provided, however, that for purposes of this definition (including with respect to clauses (i) and (ii) hereof), the System Lease, the New Lease and any similar lease shall not be treated as a capital lease;

all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); provided, however, that for purposes of this definition, any surety bonds or indemnification agreements entered into by Sharyland (with respect to which the Company or a subsidiary thereof has a reimbursement or backstop obligation) in connection with condemnation proceedings shall be excluded;

the aggregate Swap Termination Value of all Swap Contracts of such Person; and

SCHEDULE B-7

(To Note Purchase Agreement)

any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any Holder of a Note holding (together with one or more of its Affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any Holder of any Note.

“Lease Supplement” means the Lease Supplement (Cap Rock Assets), dated as of July 13, 2010 between the Company, as lessor, and Sharyland, as lessee.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Material Adverse Effect” means a material adverse effect on: (i) the business, operations, affairs or financial condition of the Company, New Owner, Sharyland or New Operator (taken as a whole), or the System, the Acquired System or the FERC Assets (taken as a whole); (ii) the ability of the Company to perform its obligations under this Agreement, the Notes or any Transaction Document to which it is a party; (iii) the ability of Sharyland, New Owner or New Operator to perform under any of the Transaction Documents to which it is a party; or (iv) the validity or enforceability of the Notes, this Agreement or any Transaction Document.

“Material Project Document” means each of the agreements listed on Schedule 5.12(b), any Additional Project Document that replaces any of the foregoing, the System Lease and the Contribution Agreement.

“Maturity Date” means December 30, 2029.

“Members” means Sharyland and TDC.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

SCHEDULE B-8

(To Note Purchase Agreement)

“Negative Pledge Agreement” means the Negative Pledge Agreement, dated as of July 13, 2010, executed by New Owner to the Collateral Agent for the benefit of the Secured Parties.

“New Lease” means the Lease Agreement, dated as of July 13, 2010, between New Owner and New Operator or any new lease entered into in replacement thereof in accordance with Section 9.8(b).

“New Operator” means SU FERC, L.L.C., a Texas limited liability company and a wholly-owned subsidiary of Sharyland.

“New Owner” means SDTS FERC, L.L.C., a Texas limited liability company and wholly-owned subsidiary of the Company.

“New Project” shall mean the CREZ Project, any other transmission or distribution project acquired or built by a Project Finance Subsidiary and any “New Project” (as defined in the System Lease) that the Company agrees to fund pursuant to Article 10 of the System Lease.

“Non-Recourse Debt” means Indebtedness of a Project Finance Subsidiary that, if secured, is secured solely by a pledge of collateral owned by that Project Finance Subsidiary and the ownership interests in such Project Finance Subsidiary and for which no Person other than such Project Finance Subsidiary is personally liable.

“Notes” is defined in Section 1.

“O&M Costs” means actual cash management and operation costs of the Company, property taxes, insurance premiums, consumables, fees and expenses of, and other amounts owing to, the Collateral Agent and the depositary under the Deposit Agreement, and other costs and expenses in connection with the management or operation of the Company, but exclusive in all cases of (a) non-cash charges, including depreciation or obsolescence charges or reserves therefor, amortization of intangibles or other bookkeeping entries of a similar nature, (b) all other payments of Debt Service and Yield-Maintenance Amounts, if any, (c) costs of repair or replacement paid with insurance proceeds and (d) costs of due diligence and transition expenses related to the Cap Rock Transaction.

“Obligation” means any loan, advance, debt, liability, and obligation of performance, howsoever arising, owed by the Company to the Collateral Agent or the Holders of any kind or description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to the terms of this Agreement, any Note or any of the other Financing Documents, including all principal, interest, Yield-Maintenance Amounts, fees, charges, expenses, attorneys’ fees and accountants fees payable or reimbursable by the Company under this Agreement or any of the other Financing Documents.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

SCHEDULE B-9

(To Note Purchase Agreement)

“Payment Date” means March 30, 2010 and the 30th day of June, September, December and March thereafter up to the Maturity Date, and the Maturity Date.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permit” means any action, approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from a Governmental Authority, provided that interests or estates in real property, shall not be considered Permits.

“Permitted Investment” means any (a) marketable direct obligation of the United States of America, (b) marketable obligation directly and fully guaranteed as to interest and principal by the United States of America, (c) demand deposit with Depositary, or time deposit, certificate of deposit and banker’s acceptance issued by any member bank of the Federal Reserve System which is organized under the laws of the United States of America or any state thereof or any United States branch of a foreign bank, in each case whose equity capital is in excess of $500,000,000 and whose long-term debt securities are rated “A” or better by S&P and “A2” or better by Moody’s, (d) commercial paper or tax exempt obligations given the highest rating by Moody’s and S&P, (e) obligations of a commercial bank described in clause (c) above, in respect of the repurchase of obligations of the type as described in clauses (a) and (b) hereof, provided that such repurchase obligation shall be fully secured by obligations of the type described in said clauses (a) and (b) and the possession of such obligation shall be transferred to, and segregated from other obligations owned by, any such bank, (f) instrument rated “AAA” by S&P and “Aaa” by Moody’s issued by investment companies and having an original maturity of 180 days or less, (g) eurodollar certificates of deposit issued by any bank described in clause (c) above, and (h) marketable security rated not less than “A-1” by S&P or not less than “Prime-1” by Moody’s. In no event shall Permitted Investments include any obligation, certificate of deposit, acceptance, commercial paper or instrument which by its terms matures (A) more than 180 days after the date of investment, unless a bank meeting the requirements of clause (c) above shall have agreed to repurchase such obligation, certificate of deposit, acceptance, commercial paper or instrument at its purchase price plus earned interest within no more than 90 days after its purchase thereunder or (B) after the next Payment Date.

“Permitted Lien” is defined in Section 10.5.

“Permitted Secured Indebtedness” means Indebtedness of the Company incurred pursuant to Section 10.6(b), provided that at least 5 Business Days prior to the incurrence of such Indebtedness, the Company shall (a) notify the Holders of its intent to incur such Indebtedness, which notice shall set forth in reasonable detail (i) the amount and proposed economic terms of such Indebtedness, (ii) the type of lender or purchaser and (iii) the proposed collateral for such Indebtedness (which proposed collateral may include any or all of the Collateral), and (b) if the Indebtedness is proposed to be secured by any property of the Company or any of its Subsidiaries or any other collateral, deliver to the Collateral Agent and the other Secured Parties an executed joinder agreement, substantially in the form of Exhibit A attached to the Collateral Agency Agreement, pursuant to which all the proposed holders of such Indebtedness have become party to the Collateral Agency Agreement.

SCHEDULE B-10

(To Note Purchase Agreement)

“Person” means an individual, partnership, corporation, cooperative corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Pledge Agreement (Company)” means the Assignment of Membership Interests and Pledge Agreement, dated as of July 13, 2010, by the Company, with respect to its membership interests in New Owner, to the Collateral Agent for the benefit of the Secured Parties.

“Pledge Agreement (TDC)” means the Assignment of Membership Interests and Pledge Agreement, dated as of July 13, 2010, by TDC, with respect to its membership interests in the Company, to the Collateral Agent for the benefit of the Secured Parties.

“Pledge Agreements” means, collectively, Pledge Agreement (TDC) and Pledge Agreement (Company).

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Project Finance Subsidiary” means a special purpose Wholly-Owned Subsidiary of the Company created to develop the CREZ Project or another New Project and to finance the project solely with Non-Recourse Debt and equity.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchaser” is defined in the first paragraph of this Agreement.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“RBC” means Royal Bank of Canada, a Canadian banking institution.

“RBC Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of June 28, 2013, among the Company, as borrower, the lenders from time to time party thereto and RBC, administrative agent, as the same may be amended, restated, supplemented and otherwise modified from time to time.

SCHEDULE B-11

(To Note Purchase Agreement)

“RBC Joinder Agreement” means the Joinder Agreement to Amended and Restated Collateral Agency Agreement dated as of June 28, 2013 by and among the Collateral Agent, the Company, the Secured Parties then parties to the Collateral Agency Agreement and RBC, pursuant to which RBC was joined as a Secured Party under the Collateral Agency Agreement.

“Related Fund” means, with respect to any Holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such Holder, the same investment advisor as such Holder or by an Affiliate of such Holder or such investment advisor.

“Required Holders” means, at any time, the Holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Required Permit” means all governmental and third party licenses, permits, franchises, authorizations, patents, copyright, proprietary software, service marks, trademarks and trade names, or rights thereto, that are material to the ownership, leasing, operating and maintenance of the System, including the permits listed on Schedule 5.12(a).

“Requirements of Law” means as to any Person, the certificate of incorporation or formation and by-laws or partnership or operating agreement or other organizational or governing documents of such Person, and any local, state or Federal law, regulation, rule, ordinances or determination, interpretation or order of an arbitrator or a court or other Governmental Authority, and any Required Permit, in each case applicable to or binding upon such Person or any of its properties or its business or to which such Person or any of its properties or its business is subject.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Payment Conditions” is defined in Section 10.9.

“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.

“Second Amendment Date” means October [ ], 2013.

“Secured Parties” means, from time to time, the Holders, all other persons party to the Collateral Agency Agreement (other than the Company) and the Collateral Agent.

“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

SCHEDULE B-12

(To Note Purchase Agreement)

“Security Documents” means the Deeds of Trust, Deposit Agreement, the Collateral Agency Agreement, the 2010 NPA Joinder Agreement, the Pledge Agreements, the Negative Pledge Agreement, the RBC Joinder Agreement, and any other security documents, financing statements and the like filed or recorded in connection with the foregoing.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company or Sharyland, as applicable.

“Sharyland” means Sharyland Utilities, L.P., a Texas limited partnership.

“Sharyland Affiliate Loan” means collectively, intercompany loans, in an aggregate principal amount not to exceed $5,000,000 at any time outstanding, made by the Company to Sharyland from time to time for the purpose of financing capital expenditures.

“SP” shall mean Sharyland Projects, L.L.C., a Project Finance Subsidiary.

“SP Lease” shall mean the CREZ Master System Lease Agreement and Supplements proposed to be entered between SP, as lessor, and Sharyland, as lessee, with respect to the CREZ Project.

“SPP” means the Southwest Power Pool or any successor thereto.

“Structuring Fee” is defined in Section 4.7.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guaranty” means each Guaranty provided by the Subsidiary Guarantors pursuant to Section 9.7(d), if any, substantially in the form of Exhibit 3 to the Agreement.

“Subsidiary Guarantor” means any Subsidiary of the Company that is a guarantor under a Guaranty pursuant to Section 9.7(d).

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index

SCHEDULE B-13

(To Note Purchase Agreement)

swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“System” means the Company’s integrated electrical transmission and distribution facilities located primarily in the State of Texas and the systems and other property necessary to operate the transmission and distribution facilities, and all improvements to and expansions of such facilities, each New Project (upon its completion) and the Acquired System; provided that, for the purposes hereof, “System” shall not be deemed to include any easements held by the Company.

“System Lease” means (i) the Second Amended and Restated Master System Lease Agreement, dated as of July 1, 2012, between the Company, as lessor, and Sharyland, as lessee as supplemented by any lease supplement in accordance with Section 9.8(b) of this Agreement and as further supplemented by any other lease supplement entered into by the Company and Sharyland permitted under Section 10.16, (ii) the Amended and Restated Lease Agreement (Stanton/Brady/Celeste Assets), dated as of July 1, 2012, between the Company, as lessor, and Sharyland, as lessee as supplemented by any other lease supplement in accordance with Section 9.8(b) of this Agreement and as further supplemented by any other lease supplement entered into by the Company and Sharyland permitted under Section 10.16 and (iii) any and all other leases in connection with the System and the transmission and distribution facilities ancillary thereto.

“TDC” means Transmission and Distribution Company, L.L.C., a Texas limited liability company.

“Total Debt” means, with respect to the Company, all Indebtedness of the Company on a consolidated basis; provided, however, that for purposes of calculating the

SCHEDULE B-14

(To Note Purchase Agreement)

Company’s Total Debt to Capitalization Ratio, the Company’s Total Debt (i) shall exclude Non-Recourse Debt of a Project Finance Subsidiary and that portion of the Swap Termination Value defined in clause (b) of the definition of “Swap Termination Value” and (ii) shall include Indebtedness of Sharyland on a consolidated basis.

“Total Debt to Capitalization Ratio” means the Company’s Total Debt, divided by the sum of Total Debt plus the Company’s capitalization, as shown on the Company’s balance sheet.

“Transaction Documents” means, collectively, the Financing Documents and the Material Project Documents.

“Transfer” means, with respect to any item, the sale, exchange, conveyance, lease, transfer or other disposition of such item.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent of all of the equity interests and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

“Yield-Maintenance Amount” is defined in Section 8.6.

SCHEDULE B-15

(To Note Purchase Agreement)